Exhibit 99.1

Meshflow Acquisition Corp. Announces Pricing of $300 Million Initial Public Offering

CHICAGO, IL, Dec. 09, 2025 (GLOBE NEWSWIRE) -- Meshflow Acquisition Corp. (the “Company”) today announced the pricing of its initial public offering of 30,000,000 units at a price of $10.00 per unit. The units are expected to be listed on The Nasdaq Global Market (“Nasdaq”) and begin trading on December 10, 2025, under the ticker symbol “MESHU”. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. Only whole warrants will be exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “MESH” and “MESHW,” respectively. The offering is expected to close on December 11, 2025, subject to customary closing conditions.

Meshflow Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any industry, sector or geographic region, it expects to target opportunities and companies that are operating at the infrastructure layer of the blockchain and digital asset ecosystem. This includes crypto infrastructure platforms, decentralized coordination tools, Web3 middleware, asset tokenization rails, and other foundational protocols of decentralized economies.

Cantor Fitzgerald & Co. is acting as the sole book-running manager for the offering. Odeon Capital Group LLC is acting as co-manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 4,500,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 9, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street New York, New York 10022, by email at prospectus@cantor.com or by accessing the SEC’s website, www.sec.gov.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the expected closing of the proposed initial public offering and the anticipated use of the net proceeds from the offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT

Bartosz Lipinski
Chief Executive Officer, Chief Financial Officer and Chairman
Meshflow Acquisition Corp.
bartosz@meshflow.com